Exhibit 10.9
ASSIGNMENT OF LEASE
This Assignment of Lease is made and entered into as of October 20, 2004, among SAB1, LLC, a Delaware limited liability company (“Assignor”), NGTV, a California corporation (“Assignee”), and 9944 Santa Monica, LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used but not defined herein shall have the meanings set forth in that certain Office Lease dated as of January 20, 2004, and amended by that certain First Amendment to Office Lease dated as of January 29, 2004 and by that certain Second Amendment to Office Lease dated as of February 6, 2004, by and between Landlord and Assignor (erroneously referred to therein as SBA1, LLC, a Delaware limited liability company) (collectively, the “Lease”).
      A. Assignor wishes to assign to Assignee, which is defined as an Affiliate in Article 21(F) of the Lease as “NGV”, all of Assignor’s rights and liabilities, as Tenant, under the Lease for the lease of that certain real property located in the City of Beverly Hills, County of Los Angeles, known as 9944 Santa Monica Boulevard, all as more fully set forth in the Lease (the “Transfer”).
      B. Pursuant to Article 21 of the Lease, the Transfer is subject to Landlord’s right to receive a Transfer Notice, certain fees and costs towards its review and processing expenses, a Transfer Premium and right to recapture the Subject Space.
      C. The parties wish to waive the Landlord’s rights to a Transfer Notice, certain fees and costs, Transfer Premium and right to recapture with respect to the Transfer.
      NOW, THEREFORE, with reference to the above recitals, and in consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:
      1. Assignment. Assignor hereby assigns to Assignee, all of Assignor’s rights and liabilities, as tenant, under the Lease.
      2. Assumption. Assignee hereby assumes all of Assignor’s rights and liabilities under the Lease.
      3. Indemnification. Assignee hereby agrees to indemnify, defend and hold Assignor harmless with respect to any loss or liability resulting from any breach by Assignee of its obligations as tenant under the Lease occurring from and after the date hereof.
      4. Waiver of Transfer Notice, Fees, Transfer Premiums and Right to Recapture. The undersigned Landlord hereby waives all of its rights under Sections 21(A), 21(C), 21(D) and 21(E) of the Lease with respect to the Transfer.
      5. Miscellaneous. This Assignment may be executed in counterparts. This Assignment shall be binding upon the parties and their respective successors and assigns. This Assignment shall be governed by and interpreted in accordance with the laws of the

State of California. If any action or proceeding is commenced by either party with respect to this Assignment, the prevailing party in such action or proceeding shall be entitled to recover its costs and expenses incurred in such action or proceeding, including attorney’s fees and costs.
     IN WITNESS WHEREOF, this Assignment Agreement is made and entered into as of the date first set forth above.

ASSIGNOR: SAB1, LLC a Delaware limited liability company

By:	/s/ Richard Abramson
Richard Abramson, Member

ASSIGNEE: NGTV a California corporation

By:	/s/ Janak Vibhakar

Name:	Janak Vibhakar

Title:	President

LANDLORD: 9944 SANTA MONICA, LLC a Delaware limited liability company

By:	/s/ Sharon Christenbury

Name:	Sharon Christenbury

Title:	Vice President